Exhibit 99.1

FDA Grants Fast Track Designation to ContraFect’s CF-301, the First of Its Lysins, Currently in Development for the Treatment of Staph Aureus Infections, Including MRSA

YONKERS, New York — August 17, 2015 — ContraFect Corporation (NASDAQ: CFRX) (NASDAQ: CFRXW) (NASDAQ: CFRXZ), a clinical-stage biotechnology company focused on the discovery and development of protein therapeutics and antibody products for life-threatening, drug- resistant infectious diseases, today announced that the U.S. Food and Drug Administration (FDA) has granted Fast Track designation to CF-301, the first lysin in a new class of medicines, currently in a Phase 1 Clinical Trial, for the treatment of Staph aureus bloodstream infections, including MRSA.

“ContraFect is pleased that the FDA has granted Fast Track designation to CF-301, and we look forward to the opportunity to interact more frequently with the FDA as we develop a new medicine with the potential to transform the treatment paradigm for drug-resistant Staph aureus bloodstream infections, including the MRSA superbug,” said Julia P. Gregory, ContraFect’s Chief Executive Officer. “This designation may also accelerate the availability of CF-301 to patients with these serious, potentially life threatening infections, if the drug successfully completes clinical development.”

About Fast Track

Established under the FDA Modernization Act of 1997, the Fast Track Drug Development Program is intended to facilitate the development, as well as expedite the review of drugs to treat serious conditions and potentially fill an unmet medical need. The Fast Track Designation provides earlier access to and more frequent communication with the FDA regarding all aspects of a designated drug’s clinical development program. Additionally, the designated drug may be eligible for submission of the New Drug Application (NDA) on a rolling basis as well as Accelerated Approval and Priority Review if supported by clinical data at the time of the NDA submission.

About CF-301

CF-301 is a bacteriophage lysin with potent activity against Staph aureus infections. CF-301 has the potential to be a first-in-class treatment for Staph bacteremia as it has a new mechanism of action for eliminating bacteria. It has specific and rapid bactericidal activity against Staph aureus and does not impact the body’s good bacteria. By targeting a conserved region of the cell wall that is vital to bacteria, resistance is less likely to develop to CF-301. In vitro and in vivo experiments have shown that CF-301 clears biofilm. Combinations of CF-301 with standard of care antibiotics increased survival significantly in animal models of disease when compared to treatment with antibiotics or CF-301 alone. CF-301 was licensed from The Rockefeller University and developed at ContraFect.

About Lysins

Lysins are enzymes that digest the cell wall of bacteria. Once the cell wall is breached, the bacteria is killed on contact. We believe lysins are unlike standard-of-care antibiotics, especially regarding their mechanism and speed of action. Traditional antibiotics, and most cytotoxic agents, require bacterial cell division and metabolism in order to be effective. Based on in vitro and animal tests, we believe lysins, however, are fundamentally different in that they have rapid bactericidal activity, target and kill specific bacteria without impacting the good bacteria, eradicate bacteria’s protective biofilm, do not have resistance to drug resistant strains and synergize with standard of care antibiotics.

About ContraFect

ContraFect is a clinical-stage biotechnology company focused on discovering and developing therapeutic protein and antibody products for life-threatening, drug-resistant infectious diseases, particularly those treated in hospital settings. Due to drug-resistant and newly emerging pathogens, hospital acquired infections are currently the fourth leading cause of death in the United States, following heart disease, cancer and stroke. ContraFect intends to address drug-resistant infections using its therapeutic product candidates from its lysin and monoclonal antibody platforms to target conserved regions of either bacteria or viruses (regions that are not prone to mutation). ContraFect’s initial product candidates include new agents to treat antibiotic-resistant infections such as MRSA (drug-resistant staphylococcus bacteria) and influenza.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the U.S. federal securities laws. Forward-looking statements can be identified by words such as “projects,” “may,” “will,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “potential” or similar references to future periods. Forward-looking statements are statements that are not historical facts, nor assurances of future performance. Instead, they are based on ContraFect’s current beliefs, expectations and assumptions regarding the future of its business, future plans, strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent risks, uncertainties and changes in circumstances that are difficult to predict and many of which are beyond ContraFect’s control, including those detailed in ContraFect’s filings with the Securities and Exchange Commission. Specific forward-looking statements in this release include statements regarding the anticipated favorable impact resulting from the FDA’s fast track designation of CF-301 and the accelerated availability of CF-301 for patients, our expectation that CF- 301will be the first lysin in a new class of medicines, our ability to transform the treatment paradigm for drug-resistant Staph aureus bloodstream infections, whether CF-301 successfully completes clinical development and our ability to address drug-resistant infections using our lysin and monoclonal antibody platforms , all of which are subject to certain assumptions, risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Any forward-looking statement made by ContraFect in this press release is based only on information currently available and speaks only as of the date on which it is made. Except as required by applicable law, ContraFect expressly disclaims any obligations to publicly update any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Investor Relations Contacts

Barbara Ryan

Clermont Partners

Tel: 203-274-2825

Email: bryan@clermontpartners.com

Avonelle McLean

ContraFect Corporation

Email: AMcLean@contrafect.com